EXHIBIT 99.2

                          TRI-STATE FINANCE CORPORATION


                            NOTICE OF SPECIAL MEETING
                                 OF SHAREHOLDERS


                  A Special Meeting of shareholders of Tri-State Finance Corporation (the "Company") will be held at 9:00 a.m., Colorado time, on January , 1998, at the Company's offices at 255 Washington Street, Denver, Colorado, to consider and vote upon an Agreement and Plan of Reorganization dated as of September 23, 1997 among the Company, Tri-State Bank (the "Bank"), Zions Bancorporation ("Zions"), Val Cor Bancorporation, Inc. ("Val Cor"), a wholly-owned subsidiary of Zions, and Valley National Bank of Cortez ("Valley"), Val Cor's 99.7% owned subsidiary, an Agreement to Merge between the Company and Val Cor and an Agreement to Merge between Valley and the Bank (collectively, the "Plan of Reorganization"). The Plan of Reorganization provides for the merger of the Company into Val Cor, with Val Cor being the surviving corporation and for the merger of the Bank into Valley, with Valley being the surviving entity (the aforementioned mergers being referred to herein collectively as the "Reorganization").

                  Upon the consummation of the Plan of Reorganization, each holder of shares of Company Common Stock will receive shares of Zions Common Stock in exchange for each share of Company Common Stock held as of the effective date of the Plan of Reorganization. The terms and conditions of the Reorganization are set forth in the accompanying Proxy Statement/Prospectus.

                  The Board of Directors has set December ____, 1997, as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting.

                  Holders of Company Common Stock are entitled to assert dissenters' rights under Colorado law.

                  By order of the Board of Directors

Dated: December ____, 1997.



                                                   Richard C. Tucker
                                                   President

         Please mark, sign and return the enclosed proxy in the envelope provided.